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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE


Press Contacts:           John Doorley
                          Office:  (908) 423-4081
                          Home:  (908) 232-2052

Investor Contact:         Jim Hinrichs
                          Office:  (908) 423-6883


         Whitehouse Station, N.J. August 16, 1994 -- Merck & Co., Inc.
announced today its intention to sell its specialty chemical units, Kelco and Calgon Vestal Laboratories. The decision was made despite the fact that the operating performances of both Kelco and Calgon Vestal have been and continue to be excellent.
         Merck President and CEO Ray Gilmartin said that the decision reflects the Company's intention to focus its resources on its integrated pharmaceutical and pharmacy benefits management business.
         "We believe that by concentrating our resources on these areas, we can remain a research-driven, premier-growth company, even in the face of the challenging market conditions and government pressures on the pharmaceutical industry," Mr. Gilmartin said. "By remaining a premier-growth company, one whose performance puts it in the top tier of U.S. companies, Merck can continue to fund the innovative research that serves patients, physicians, customers and society."
         Over the coming weeks, Merck and J.P. Morgan Securities Inc., which is assisting in the sales, will contact a limited number of prospective buyers and begin a process that will lead to negotiations and the sale of the businesses. Merck anticipates that this process will be completed by the end of the year. Merck hopes to find buyers with strategic interests in focusing on the continued growth and success of Kelco's and Calgon Vestal's businesses.
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         Kelco is a world leader in the development, application and production of alginates and biogums used in applications such as health care, food processing, oil exploration, paper, textiles and personal care. Kelco, headquartered in San Diego, Calif., has approximately 1,300 employees.
Calgon Vestal is a leading wound management, skin care and infection-control business headquartered in St. Louis, Mo., with about 700 employees.
         Merck & Co., Inc., is a worldwide research-intensive company that discovers, develops, produces and markets human and animal health products.
Its Medco unit is the leading pharmacy benefits management company. Merck is headquartered in Whitehouse Station, N.J., and invested more than $1.2 billion last year in pharmaceutical research and development.


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